Exhibit 10.52

ONE AMERICAN ROAD

CLEVELAND, OHIO 44144-2398

(216)252-7300 — FAX (216)252-6778

October 24, 2013

Gregory Steinberg

Dear Greg,

You are an important part of American Greeting’s (the Company) future, and your skills and knowledge are valuable to the Company. In recognition of this and your continued efforts and contributions toward American Greetings’ privatization, we are happy to provide you the following guaranteed awards under the LTIP and outstanding PSU grants:

•	FY12 PSU Grant 2 (with new FY14 performance period):

Award = greater of earned award under PSU program or $34,000

•	FY12 PSU Grant 3 (with new FY14-15 performance period):

Award = greater of earned award under PSU program or $32,000

•	FY14 -16 LTIP:

Award = greater of earned award under LTIP or $70,000 1

[1]	Award guarantee does not apply to the LTIP Enhancement Program, however.

Compensation

Your annual base salary will continue to be paid in accordance with the Company’s normal payroll procedures. You will remain eligible for merit increases, incentive compensation payments, 401(k), profit sharing and other benefits according to the Company’s policies and procedures, as they may be amended from time to time.

Termination

These awards are being offered to you with the purpose and expectation that you will perform the responsibilities of Treasurer as currently assigned or as may be assigned from time to time and that you will devote your full business time and attention and give your best efforts to the Company. You must be an active employee on February 28, 2015 to receive the guaranteed awards related to FY12 PSU Grants 2 and 3. Likewise, you must be an active employee on February 29, 2016 to receive the guaranteed award related to the FY14 – FY16 LTIP. Should you at any time engage in conduct that would constitute “cause” as determined by the Company in its sole discretion, you will not be eligible to receive the guaranteed awards or any portion thereof. For purposes of this Agreement, “cause” means: (i) your failure to perform satisfactorily the duties assigned to you as determined by the Company; (ii) your engagement in unlawful conduct or gross misconduct as determined by the Company; (iii) breach of any Company policy, practice or procedure as determined by the Company; or (iv) breach of the terms of this Agreement.

If the Company terminates your employment prior to February 28, 2015, for any reason other than for “cause” as defined above, guaranteed awards related to PSU Grants 2 and 3 will continue to vest through February 28, 2015 and will be paid to you within two and a half months thereafter. Additionally, if the Company terminates your employment for any reason other than for cause prior to February 29, 2016, the guaranteed award related to the FY14-16 LTIP will be paid to you within two and a half months after February 29, 2016. You will also be eligible to receive severance in accordance with American Greetings’ Severance Policy, as amended from time to time. However, in the event you are a “Specified Employee” (as defined in Section 8 below) as of the date of your separation from service, the guaranteed awards, or any portion thereof that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall not be paid until six months following your separation date.

Employment at Will

Nothing in this Agreement is a guarantee of employment for any specific or definite period, and your employment status remains at-will, which means that either you or the Company may terminate employment at any time with or without notice or cause and you will continue to be subject to the Company’s usual policies, practices and procedures.

Confidentiality of Terms of this Agreement

You acknowledge and agree that the existence of and terms of this Agreement are highly confidential. You agree not to disclose the existence of or the terms of this Agreement to anyone other than your significant other, legal counsel, financial advisor or as required by law.

Compliance with Code Section 409A

All provisions of this Agreement shall be construed and interpreted to comply with Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A and/or regulations and rulings.

(a) The terms used in this Agreement shall have the following meaning:

(i)	“Separation from Service” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h).

(ii)	“Specified Employee” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(i).

(b) For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Any amounts payable under this Agreement solely on account of an involuntary separation from service within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum extent possible.

(c) To the extent that any provision of this Agreement is inconsistent with the requirements of Code Section 409A and the regulations and rulings promulgated thereunder, this Agreement is hereby amended to delete such inconsistent provisions.

Acceptance

If you accept the terms of this Agreement, please sign below in the space provided. By your signature, you acknowledge that: (i) you have had an opportunity to review the terms of this Agreement; (ii) you have carefully reviewed and understand them; (iii) you have not relied upon any representations or statements about the award not set forth in this Agreement; and (iv) this Agreement constitutes the entire understanding and agreement between you and the Company concerning the terms and conditions of the award.

Signed:	/s/ Gregory Steinberg	Date:	11/12/13
Gregory Steinberg

Approved By:	/s/ Stephen J. Smith	Date:	24 Oct. ‘13
Stephen J. Smith